Columbia Property Trust Names Finn Wentworth to Board of Directors

NEW YORK (February 11, 2020) - Columbia Property Trust, Inc. (NYSE: CXP) announced today that its Board of Directors has appointed Finn Wentworth as a member of the Board, effective March 2, 2020. Wentworth will serve as a non-independent, non-executive director of the Company and as a member of the Board’s Investment Committee.
Wentworth was a Founder and Partner of Normandy Real Estate Management, LLC, a developer, operator and investment manager of office and mixed-use assets in New York, Boston, and Washington, D.C., from February 2002 until Columbia’s acquisition of Normandy earlier this year. Prior to forming Normandy, Wentworth served as president, chief operating officer and a board member of YankeeNets LLC, the holding company of the New York Yankees, New Jersey Nets, and New Jersey Devils. His more than 35 years of real estate experience also includes co-founding Gale & Wentworth, a nationally recognized investment and development firm that assembled a multi-billion dollar property portfolio.
“With his decades of leadership and commercial real estate experience in our key markets, Finn Wentworth will be a great addition to our board,” said Nelson Mills, CEO of Columbia. “His knowledge, relationships, and understanding of value-add real estate will be invaluable as we continue to seek out opportunities to grow value for our shareholders.”
About Columbia Property Trust
Columbia Property Trust (NYSE: CXP) creates value through owning, operating and developing Class-A office buildings in New York, San Francisco, Washington D.C., and Boston. The Columbia team is deeply experienced in transactions, asset management and repositioning, leasing, development, and property management. It employs these competencies to grow value across its high-quality, well-leased portfolio of 17 properties that contain approximately seven million rentable square feet, as well as two properties under development, and also has approximately eight million square feet under management for private investors and third parties. Columbia has investment-grade ratings from both Moody’s and S&P Global Ratings. For more information, please visit www.columbia.reit.
Forward-Looking Statements:
Certain statements in this press release, including statements regarding future business operations, may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to uncertainty and risks. Our actual results may differ materially from projections. See Item 1A in the Company's most recently filed Annual Report on Form 10-K for the year ended December 31, 2018, for a discussion of some of the risks and uncertainties that could cause actual results to differ materially from those presented in our forward-looking statements. Such forward-looking statements are based on current expectations and speak as of the date of such statements. We make no representations or warranties (express or implied) about the accuracy of, nor do we intend to publicly update or revise any such forward-looking statements contained herein, whether as a result of new information, future events, or otherwise.
Investor Relations:
Matt Stover
T 404 465 2227
E IR@columbia.reit

Media Contact:
Bud Perrone
T 212 843 8068
E bperrone@rubenstein.com